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                 INDEPENDENT CONTRACTOR FEE/CONSULTING AGREEMENT

                  ---------------------------------------------

     THIS AGREEMENT is made and entered into on January 5, 2004 by and between MicroSignal Corporation, a Nevada corporation ("MSC") and Jason G. Landess, Esq., a resident of Las Vegas, Nevada ("Landess").

                                    RECITALS

                                    ---------

     WHEREAS, MSC is a public company trading on the OTCBB under the symbol "MSGL";

     WHEREAS, Landess is knowledgeable in the areas of business operations of MSC and possesses legal skills and experience in commercial litigation, corporate law and business strategy;

     WHEREAS, Landess has provided valuable assistance and advice regarding the removal of Matthew McConaghy from the position of president and as a director of MSC and assisted legal counsel in Pennsylvania regarding claims asserted against MSC by George Parks;

     WHEREAS, MSC wishes to compensate Landess for all of his services up until the date of this Agreement;

     WHEREAS, MSC wishes to terminate any other retention agreements between MSC and Landess except for Landess' representation of MSC in connection with a suit by MSC against Matthew McConaghy in the Eighth Judicial District Court of Nevada;

     WHEREAS, MSC wishes to protect itself and its officers and/or directors by asserting the attorney/client privilege where appropriate;

     WHEREAS, MSC and Landess intend that this Agreement and the services performed hereunder have been made, requested and performed in such a manner that this Agreement shall be a "written compensation agreement" as defined in Rule 405 of the Securities and Exchange Commission ("Commission") pursuant to which MSC may issue "freely tradable" shares (except as may be limited by "affiliate" status) of its common stock as payment for services rendered pursuant to an S-8 Registration Statement to be filed with the Commission by MSC; and

     WHEREAS, Landess is willing to accept the compensation recited herein as payment for services previously rendered and is willing to terminate his other agreements with MSC as recited herein.



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                                    AGREEMENT

                                     ------

      NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

      1. ENGAGEMENT. MSC has retained Landess to perform various management and advisory and legal services for MSC (the "Consulting Services").

      2. DUTIES EXPRESSLY EXCLUDED. None of the services provided by Landess for which he is receiving the compensation recited herein involved capital formation and/or public relation services to MSC inclusive of but not limited to (i) direct or indirect promotion of MSC's securities; (ii) assistance in making of a market in MSC's securities; and/or (iii) assistance in obtaining debt and/or equity financing.

      3. TERM. Landess is being compensated for services performed from the time period of July 1, 2003 through the date of this Agreement.

      4. CONSIDERATION. In addition to the consideration that Landess has already received pursuant to his Independent Consulting Agreement dated August 27, 2003 (which includes 1,500,000 shares of MSC's unrestricted common stock and 1,000,000 shares of restricted MSC stock), Landess shall also receive from MSC a fee consisting of 1,000,000 shares of MSC's unrestricted common stock shares of the MSC's common stock, par value $0.01 per share (the "Common Stock"), covered by a registration statement of the company under the Securities Act of 1933, as amended (the "Act"), on Form S-8 (the "S-8 Registration Statement") to be prepared by MSC at its expense and filed by MSC with the SEC via EDGAR as soon as practicable. MSC covenants that the S-8 Registration Statement shall be kept effective until such time as all of the S-8 shares have been sold pursuant thereto. MSC hereby further agrees to exert its best efforts to cause as expeditiously as is practicable all of the S-8 shares to be certificated and credited by the Depository Trust Company ("DTC") to the securities brokerage account of Consultant specified by Consultant. These shares shall be paid in advance, as consideration for the services already rendered. These shares shall be issued immediately. Landess hereby acknowledges that once these shares are transferred to him by MSC that he shall be paid in full for all of his services for the time period July 1, 2003 through the date of this agreement, subject to his rights relating to his ownership of the 1,000,000 shares of restricted stock previously issued to him as referred to in the following Paragraph.

            4.1. AFFIRMATION OF LANDESS' RESTRICTED STOCK. MSC acknowledges and ratifies the validity of Landess' One Million Shares of restricted stock represented by stock certificate no. 6229 and MSC will do nothing to interfere with Landess' ownership rights in and to that stock and will fully cooperate with Landess in the exercise of all of his rights under that stock. Such acts include, but are not limited to: (1) instructing the company's transfer agent to remove the restricted legend from that stock at any time after one year from the date of issuance of that stock; (2) signing all documents necessary to comply with state and federal regulations regarding the issuance of that stock including, but not limited to, any registration filings with the SEC; and (3) paying all legal and accounting fees associated with the issuance and registration of that restricted stock.


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      5. TERMINATION OF OPTION AND OTHER CONTINGENT-FEE  AGREEMENT.  The parties to this Agreement agree that when Landess receives the One Million shares of unrestricted stock from MicroSignal in his account with ACAP Financial (or a similar commercial brokerage firm) pursuant to the terms of this Agreement, the Option described under Paragraph 4 (C) of the Independent Consulting Agreement dated August 27, 2003 shall be deemed satisfied, terminated and of no further legal effect.


      6. TERMINATION OF CONTINGENT-FEE AGREEMENT. The parties to this Agreement also agree that when Landess receives the One Million shares of unrestricted stock from MicroSignal in his account with ACAP Financial (or a similar commercial brokerage firm) pursuant to the terms of this Agreement, the contingent-fee agreement between MSC and Landess dated September 8, 2003 shall be terminated and of no further legal effect.

      7. LANDESS' LIABILITY. In the absence of gross negligence or willful misconduct on the part of Landess or Landess breach of any terms of this Agreement, Landess shall not be liable to MSC or to any officer, director, employee, stockholder or creditor of MSC, for any act or omission in the course of or in connection with the previous rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of Landess or the breach by Landess of any terms of this Agreement is alleged and proven, MSC agrees to defend, indemnify, and hold harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of Landess) which may in any way result from services previously rendered by Landess pursuant to or in any connection with this Agreement.

     8. REPRESENTATIONS. Landess makes the following representations:

            A. Landess has no prior or existing legally binding obligations that are in conflict with his entering into this Agreement;

            B. Landess shall not offer or make payment of any consideration to brokers, dealers or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of MSC's securities;

            C. Landess is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities Commission;

            D. Landess' activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations; and

            E. Landess understands that, as a result of his services, it may come to possess material non-public information about MSC, and that he has implemented internal control procedures designed to reasonably to insure that neither he nor his employees, agents, Landess or affiliates, trade in the securities of client companies while in possession of material non-public information.


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      9. MSC'S REPRESENTATIONS. MSC makes the following representations:

      A. MSC is in good standing in its state of incorporation.

      10. ASSERTION OF ATTORNEY/CLIENT PRIVILEGE. Should MSC and/or any of its officers, directors or shareholders become the focus or target of a criminal investigation or become involved in any kind of civil or administrative dispute, to the extent applicable MSC hereby asserts its right and privilege to keep all confidential communications protected under the attorney/client privilege; and Landess hereby agrees to honor said privilege to the fullest extent allowed under law.

      11. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between MSC and Landess and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

      12. WAIVER. No waiver of any provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      13. ASSIGNMENT AND BINDING EFFECT. This Agreement and the rights hereunder may not be assigned by MSC (except by operation of law or merger) but shall be freely assignable by Landess; and it shall be binding upon and inure to the benefits of the parties and their respective successors, assigns and legal representatives.

      14. GOVERNING LAW AND ATTORNEY'S FEES. In the event there is a dispute regarding this Agreement, it shall be governed by Nevada law. Should litigation arise in regard to this Agreement, the prevailing party shall be entitled to costs and the attorney's fees actually incurred. The term "prevailing party" as used in this paragraph means the party that is entitled to recover costs of suit.

      15. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

      16. HEADINGS. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

      17. FURTHER ACTS. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.


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      18. ACKNOWLEDGMENT CONCERNING COUNSEL. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

      19. INDEPENDENT CONTRACTOR STATUS. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

      20. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto duly execute this Agreement as of the date first written above.


MicroSignal Corporation                           Jason G. Landess, Esq.

By:/s/ Dr. Lawrence Madoff                        By:/s/ Jason Landess
Its President/CEO




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